Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Fourth Quarter and Full-Year 2022 Financial Results

Company’s Board Authorizes $5 Million Share Repurchase Program

For the Full Year

•	Full-year 2022 total revenues of $38.0 million, up 29% from full-year 2021

•	Full-year 2022 net income of $1.0 million, or diluted earnings per share of $0.02

•	Full-year 2022 Adjusted EBITDA of $5.5 million, up 175% from $2.0 million a year ago, while diluted Adjusted EBITDA per share was $0.10 versus $0.04 for full-year 2021 (Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of Net Income to Adjusted EBITDA at the end of the press release)

•	Added 78 net plasma donation centers during 2022, exiting the year with 444 centers

•	Full-year 2022 gross dollar load volume was up 40% over 2021

•	Full-year 2022 gross spend volume was up 47% over 2021

For the Fourth Quarter

•	Fourth quarter total revenues of $10.6 million, up 21% from fourth quarter 2021

•	Fourth quarter net income of $0.7 million, or diluted earnings per share of $0.01

•	Fourth quarter Adjusted EBITDA of $1.7 million, up 38% from $1.3 million a year ago, while diluted Adjusted EBITDA per share was $0.03 versus $0.02 for the fourth quarter 2021 (Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of Net Income to Adjusted EBITDA at the end of the press release)

•	Fourth quarter gross dollar load volume up 44.4% versus the year-ago period

•	Fourth quarter gross spend volume was up 51.3% versus the year-ago period
•	The Paysign Board of Directors has authorized the repurchase of up to $5.0 million of common stock

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HENDERSON, Nev. – March 21, 2023 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the fourth quarter and full-year 2022.

“We closed out 2022 with strong financial results, and I am pleased with the opportunities that lie ahead of us for 2023,” said Mark Newcomer, Paysign CEO. “We saw continued growth in our plasma business with the addition of 91 centers in the year, leaving us with a net gain of 78 centers. We more than doubled the number of patient affordability programs ending the year with 19 active programs as well as receiving commitments to launch programs with 3 of the top 20 U.S. pharmaceutical companies. To date, we have already launched 7 programs in 2023 with an additional 19 program commitments spanning the next six months. 2023 is looking to be an exciting year across all of our product lines and we believe we are well prepared to capitalize on new opportunities.”

2022 Full-Year Results

The following additional details are provided to aid in understanding Paysign’s full-year 2022 results versus full-year 2021:

•	Revenues increased by $8.6 million (29%) for the year ended December 31, 2022, compared to the same period in the prior year and consisted of an $8.8 million (34%) increase in plasma revenue, a reduction of $355 thousand in pharma revenue, and a $104 thousand increase in other revenue.
o	The increase in plasma revenue was primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards as individuals looked for opportunities to supplement their income and Mexican nationals were once again allowed to cross the border to donate plasma.
o	The reduction in pharma revenue was primarily due to pharma prepaid contracts ending in mid-November, which, as planned, resulted in a decrease to $1.5 million versus $2.7 million last year. Pharma copay revenue grew substantially in fiscal 2022, rising 145% to $1.5 million versus $612 thousand in the prior year.
o	Other revenue increased by $104 thousand (56%) primarily due to the launch of a new payroll program in the second half of the year.
•	Cost of revenues increased by $2.3 million (16%). Cost of revenues is comprised of transaction processing fees, data connectivity and data center expenses, network fees, bank fees, card production costs, customer service, program management, application integration setup and sales and commission expense. The increase in cost of revenues was significantly less than the increase in revenues with the majority of the increase in variable transaction costs, which are directly attributable to increased plasma activity, new pharma copay programs and the launch of other new prepaid card programs.
•	Gross profit increased $6.2 million (42%) and gross margins increased to 55.1% from 49.9% in the prior year, resulting primarily from the increased plasma and pharma copay revenue. Improved operating leverage in our plasma business was partially offset by the mix of products in our pharma business where the prepaid business and related settlement income is winding down and the copay business is growing. Margins also reflect the launch of other prepaid programs during the year which have not yet had time to mature.
•	Selling, general and administrative expenses for the year increased by $2.7 million (18%) compared to the prior year and consisted primarily of an increase in (i) technologies and telecom, (ii) staffing and compensation, (iii) travel and entertainment, (iv) rent and occupancy, (v) professional services, (vi) insurance and (vii) other operating expenses.
•	Depreciation and amortization expenses for 2022 increased by $412 thousand compared to the prior year. The increase in depreciation and amortization expense was primarily due to continued capitalization of new technologies and enhancements to our processing platform and infrastructure.
•	For 2022, we recorded income from operations of $344 thousand, an increase of $3.1 million from the operating loss of $2.7 million in the prior year related to the aforementioned factors.

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•	Other income for the year ended December 31, 2022 increased $763 thousand related to an increase in interest income resulting primarily from higher cash balances and increases in the federal funds rate throughout the year.
•	The effective tax rate was 9.5% and (0.4%) for the years ended December 31, 2022, and 2021, respectively. The effective tax rates vary primarily due to state and federal taxes due, offset by the use of net operating losses. The company continues to have a full valuation allowance against its deferred tax assets as of December 31, 2022.
•	Net income of $1.0 million, or $0.02 per diluted share, for the year ended December 31, 2022 increased $3.7 million compared to the prior year net loss of $2.7 million, or ($0.05) per diluted share. The overall change in net income relates to the aforementioned factors.
•	“EBITDA,” which is defined as earnings before interest, taxes, depreciation and amortization expense, and which is a non-GAAP metric, improved $3.5 million compared to the prior year to a profit of $3.3 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $3.5 million or 175%, compared to the prior year to $5.5 million, or $0.10 per diluted share, due to the factors mentioned above.

Quarterly Results

The following additional details are provided to aid in understanding Paysign’s fourth quarter 2022 results versus the year-ago period:

•	Revenues increased by $1.9 million (21%) versus the year-ago period. The impact of the following factors drove the change:

o	Plasma revenue increased by $2.2 million (29%) primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards as individuals looked for opportunities to supplement their income and Mexican nationals were once again allowed to cross the border to donate plasma.
o	Pharma revenue decreased by $444 thousand (-38%) primarily due to pharma prepaid contracts ending in mid-November, offset by the growth and launch of new pharma copay programs. Pharma copay revenue increased $290 thousand (150%) to $484 thousand.
o	Other revenue increased by $140 thousand (376%) primarily due to the launch of a new payroll program in the second half of the year.

•	Cost of revenues increased by $1.1 million (27%). Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup and sales and commission expense. The increase in cost of revenues was significantly less than the increase in revenues with the majority of the increase in variable transaction costs, which are directly attributable to increased plasma activity, new pharma copay programs, the launch of other new prepaid card programs and costs associated with supporting a new payment network.
•	Gross profit increased by $752 thousand (16%) primarily due to increased plasma and pharma copay revenue, offset by a decline in pharma prepaid and other revenue. Our gross profit margin decreased to 51.9% versus 54.3% compared to the same period in the prior year primarily due to the decline in our pharma prepaid business, launch of new programs during the quarter and costs associated with supporting a new payment network.
•	Selling, general and administrative expenses increased by $421 thousand (11%) compared to the same period in the prior year and consisted primarily of increases in (i) compensation and benefits due to continued hiring to support the company’s growth, a tight labor market and increased personnel insurance costs, (ii) technologies and telecom, (iii) stock-based compensation, (iv) professional fees, (v) rent and occupancy and (vi) travel and entertainment. This was offset by increased capitalized software development costs and a decrease in other operating expenses.
•	Depreciation and amortization increased by $119 thousand due to the continued capitalization of new software and equipment and enhancements to our platform.
•	Other income increased by $431 thousand related to an increase in interest income resulting from higher cash balances, rising interest rates and lower interest expense related to the financing of insurance premiums.
•	We recorded an income tax provision of $42 thousand due to the full valuation on our deferred tax asset in both the current and prior period and the tax benefit related to our stock-based compensation and pretax loss in the previous year periods. The effective tax rate was 5.6% versus 6.9% during the same period last year.
•	Net income of $713 thousand, or $0.01 per diluted share, increased by $608 thousand compared to net income of $105 thousand, or $0.00 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $330 thousand (43%) to $1.1 million due to the factors above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $484 thousand (38%) to $1.7 million, or $0.03 per diluted share, due to the factors mentioned above.

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2022 Year Milestones

•	At year-end 2022, we had approximately 5.3 million cardholders and 550 card programs.
•	Year-over-year revenue increased 29%.
•	Added 78 net new plasma donation centers and launched 10 new pharma copay programs.
•	Launched our first payroll processing customer.
•	Won a competitive request for proposal (RFP) to provide general purpose reloadable and gift cards for a nationwide membership organization spanning over 440 locations.
•	Unrestricted cash balances increased 31% from December 31, 2021 to $9.7 million while maintaining an adjusted current ratio of 2.1x. (Adjusted current ratio excludes restricted cash balances from assets and liabilities, which is a non-GAAP metric.)
•	Restricted cash balances increased 31% from December 31, 2021 to $80.2 million, primarily due to increased funds on cards and growth in customer programs.

Balance Sheet At Year-End 2022

Unrestricted cash increased $2.3 million to $9.7 million from December 31, 2021, due to the improvement in our operating results throughout 2022. Restricted cash of $80.2 million are funds used for customer card funding with a corresponding offset under current liabilities. The increase of $18.9 million in 2022 versus 2021 was predominately related to increases in funds on cards, increased plasma deposits, and new plasma and pharma programs, offset by declines from pharma customers whose contracts terminated during the year. We experienced large increases in accounts receivable and accounts payable primarily due to the launch of 10 new pharma copay programs during the year whereby Paysign invoices its customers for reimbursement to pharmacy networks, pharmacies or individuals for their out-of-pocket costs and remits those funds to cover the accounts payable liability. Our adjusted current ratio, which excludes restricted cash balances from assets and liabilities, remained steady at 2.1x.

2023 Outlook

“We had a solid 2022 coming out of the global pandemic with 29% revenue growth and a 175% increase in Adjusted EBITDA versus the prior year. We plan on continuing to add new plasma centers and believe that the increasing demand for plasma by the medical industry will facilitate the increase in donations and fuel the continued growth of our plasma business. Additionally, we are beginning to see real traction in our pharma copay business where we have built an industry reputation of providing reliable patient affordability programs to pharmaceutical companies as evident with the 10 new pharma copay programs we launched in 2022, 7 new programs to date in 2023 and an additional commitment of 19 new programs over the next six months,” said Jeff Baker, Paysign CFO.

“For the full-year 2023, we expect total revenue to be in the range of $44.0 million to $46.0 million, reflecting year over year growth of 16% to 21%, with plasma making up approximately 90% of total revenue. These expectations account for one of our plasma customers rationalizing unprofitable centers, one of our plasma customers selling a number of their centers and one of our plasma customers shutting down. This impacts 16 of our centers with nine lost in the first quarter, six in the second quarter and one in the fourth quarter. We expect to add 45 to 55 new centers in 2023 with at least 7 being added in the first quarter. Pharma revenue is expected to grow at least 30% year-over-year despite the loss of $1.5 million of pharma prepaid revenue in 2022. Full-year gross profit margins are expected to be between 52.5% to 55.0% reflecting lower pharma copay margins versus the pharma prepaid margins. Operating expenses are expected to be between $23.0 million and $25.0 million as we continue to make investments in people and technology and experience a full year of higher costs related to inflationary pressures experienced in the second half of 2022. This expense also takes into account expected legal expenses related to our outstanding litigation. Depreciation and amortization are expected to be between $3.5 million and $3.7 million, while stock-based compensation is expected to be approximately $2.5 million. Given our large unrestricted and restricted cash balances and the current interest rate environment, we expect to generate interest income of $2.0 million to $2.5 million. Taking all of the factors above into consideration, we expect net income to be in the range of $2.5 million to $3.5 million, or $0.05 to $0.06 per diluted share, and adjusted EBITDA to be in the range of $6.0 million to $7.5 million, or $0.11 to $0.14 per diluted share.”

“For the first quarter of 2023, we expect total revenue to be in the range of $10.2 million to $10.3 million with gross profit margins between 52.5% to 53.5%. Operating expenses are expected to be between $6.2 million to $6.4 million. Adjusted EBITDA is expected to be in the range of $0.7 million and $0.8 million,” Baker concluded.

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COVID-19 Update

The coronavirus (“COVID-19”) pandemic, which started in late 2019 and reached the United States in early 2020, continues to impact the economy of the United States and the rest of the world. While the direct disruption appears to have abated due to the availability of vaccines and other factors, the ultimate duration and severity of the pandemic remain uncertain, particularly given the development of new variants that continue to spread, and the economic repercussions are still manifesting themselves. The COVID-19 outbreak caused plasma center closures, and the stimulus packages signed into law during 2020 and 2021 reduced the incentive for individuals to donate plasma for supplementary income. Additionally, labor shortages at plasma donation centers and restrictions preventing Mexican nationals with tourist visas from being compensated for donating plasma, have further impacted donations. Those developments have had an adverse impact on the company’s historical results of operations. On September 16, 2022, the United States District Court issued a preliminary injunction preventing the United States Customs and Border Protection from continuing to enforce its ban on plasma donations by Mexican nationals. Since then, we have seen an increase in donation activity from Mexican nationals in our plasma donation centers along the U.S.-Mexico border. Additionally, inflationary pressures for food, gasoline, rent and other products and services appear to be driving individuals back into the plasma donation centers based upon the increase we experienced in the number of loads per average donation center in the second half of 2022 as compared to all preceding quarters in 2022 and 2021. While we remain cautiously optimistic and have seen improvements in donation activity and our operating results on an aggregated basis, we cannot foresee what potential issues may impact our operating results as new COVID-19 variants continue to evolve. That being said, President Biden recently announced that the COVID-19 national emergency and public health emergency declarations will end on May 11, 2023, as most of the world has returned closer to normalcy. Given the remaining uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and variants, management cannot at this time estimate with reasonable accuracy COVID-19’s further impact on the company’s results of operations, cash flows or financial condition.

Fourth Quarter 2022 and Full-Year 2022 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its fourth quarter and full-year 2022 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and 201.389.0923 (outside the U.S.). A call replay will be available until June 21, 2023, and can be accessed by dialing 877.660.6853 (within the U.S.) and 201.612.7415 (outside the U.S.), using passcode 13736590.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, that we are pleased with the opportunities that lie ahead of us for 2023; our belief that 2023 is looking to be an exciting year across all of our product lines, and our belief that we are well prepared to capitalize on new opportunities; our plan to continue to add new plasma centers and our belief that the increasing demand for plasma by the medical industry will facilitate the increase in donations and fuel the continued growth of our plasma business; our belief that we are beginning to see real traction in our pharma copay business where we have built an industry reputation of providing reliable patient affordability programs to pharmaceutical companies; our expectation for total revenues, plasma revenues, new centers, pharma revenues, gross profit margins, operating expenses, expected legal expenses for our outstanding litigation, depreciation and amortization, stock-based compensation, interest income, net income, net income per diluted share, Adjusted EBITDA and Adjusted EBITDA per diluted share for full year 2023; our expectation for total revenue, gross profit margins, operating expenses and Adjusted EBITDA for the first quarter of 2023; our belief that inflationary pressures for food, gasoline, rent and other products and services appear to be driving individuals back into the plasma donation centers; and our inability to estimate with reasonable accuracy COVID-19’s further impact on our results of operations, cash flows or financial condition. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2022. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

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About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing designed for businesses, consumers and government institutions. Incorporated in 1995 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality and retail. By using Paysign solutions, clients enjoy lower administrative costs, streamlined operations, increased revenues, accelerated product adoption and improved customer, employee and partner loyalty.

Built on the foundation of a robust and reliable payments platform, Paysign’s end-to-end technologies securely enable a wide range of services, including transaction processing, cardholder enrollment, value loading, cardholder account management, reporting and customer care. The modern cross-platform architecture is highly flexible, scalable and customizable, which delivers cost benefits and revenue-building opportunities to clients and partners.

As a full-service program manager, Paysign manages all aspects of the prepaid card lifecycle, from card design and bank approvals, production, packaging, distribution and personalization, to inventory and security controls, renewals, lost and stolen cards and card replacement. The company’s in-house, bilingual customer care is available 24/7/365 through live agents, interactive voice response (IVR) and two-way SMS alerts.

For more than 20 years, major pharmaceutical and healthcare companies and multinational enterprises have relied on Paysign to provide full-service programs tailored to their unique requirements. The company has designed and launched prepaid card programs for corporate rewards, prepaid gift cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance.

Paysign’s expanded product offerings include additional corporate incentive products and demand deposit accounts accessible with a debit card. The product roadmap includes expanded offerings into new prepaid card categories, including general purpose reloadable (GPR), payroll, and travel and expense reimbursement. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 702.749.7257 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		(Audited)
	2022	2021	2022	2021
Revenues
Plasma industry	$9,707,264	$7,552,140	$34,737,640	$25,918,150
Pharma industry	733,908	1,177,671	3,007,140	3,361,869
Other	176,652	37,131	288,887	184,830
Total revenues	10,617,824	8,766,942	38,033,667	29,464,849

Cost of revenues	5,107,934	4,008,778	17,079,069	14,753,042

Gross profit	5,509,890	4,758,164	20,954,598	14,711,807

Operating expenses
Selling, general and administrative	4,417,006	3,995,703	17,700,651	14,953,322
Depreciation and amortization	778,378	659,564	2,909,612	2,497,918
Total operating expenses	5,195,384	4,655,267	20,610,263	17,451,240

Income (loss) from operations	314,506	102,897	344,335	(2,739,433)

Other income
Interest income, net	441,070	10,067	790,917	28,297

Income (loss) before income tax provision	755,576	112,964	1,135,252	(2,711,136)
Income tax provision	42,481	7,798	107,477	10,198

Net income (loss)	$713,095	$105,166	$1,027,775	$(2,721,334)

Net income (loss) per share
Basic	$0.01	$0.00	$0.02	$(0.05)
Diluted	$0.01	$0.00	$0.02	$(0.05)

Weighted average common shares
Basic	52,232,986	51,632,008	52,048,127	50,975,794
Diluted	53,773,758	52,355,856	52,933,255	50,975,794

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Paysign, Inc.

Condensed Consolidated Balance Sheets (Audited)

	December 31,
	2022	2021

ASSETS

Current assets
Cash	$9,708,238	$7,387,156
Restricted cash	80,189,113	61,283,914
Accounts receivable	4,680,991	3,393,940
Other receivables	1,439,251	1,019,218
Prepaid expenses and other current assets	1,699,808	1,242,967
Total current assets	97,717,401	74,327,195

Fixed assets, net	1,255,292	1,642,981
Intangible assets, net	5,656,722	4,086,962
Operating lease right-of-use asset	3,614,838	3,993,655

Total assets	$108,244,253	$84,050,793

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$8,088,660	$5,765,478
Operating lease liability, current portion	361,408	340,412
Customer card funding	80,189,113	61,283,914
Total current liabilities	88,639,181	67,389,804

Operating lease liability, long term portion	3,311,777	3,673,186

Total liabilities	91,950,958	71,062,990

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 52,650,382 and 52,095,382 issued at December 31, 2022 and 2021, respectively	52,650	52,095
Additional paid-in-capital	19,137,281	16,860,119
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(2,746,636)	(3,774,411)
Total stockholders' equity	16,293,295	12,987,803

Total liabilities and stockholders' equity	$108,244,253	$84,050,793

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income (loss) the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reconciliation of EBITDA and Adjusted EBITDA to net income (loss):
Net income (loss)	$713,095	$105,166	$1,027,775	$(2,721,334)
Income tax provision	42,481	7,798	107,477	10,198
Interest income, net	(441,070)	(10,067)	(790,917)	(28,297)
Depreciation and amortization	778,378	659,564	2,909,612	2,497,918
EBITDA	1,092,884	762,461	3,253,947	(241,515)
Stock-based compensation	653,723	500,205	2,277,717	2,280,931
Adjusted EBITDA	$1,746,607	$1,262,666	$5,531,664	$2,039,416

Adjusted EBITDA per share
Basic	$0.03	$0.02	$0.11	$0.04
Diluted	$0.03	$0.02	$0.10	$0.04

Weighted average common shares
Basic	52,232,986	51,632,008	52,048,127	50,975,794
Diluted	53,773,758	52,355,856	52,933,255	52,553,586

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